EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of

Pioneer Power Solutions, Inc.

We consent to the use in this Registration Statement, Post-Effective Amendment No. 5 to Form S-1 on Form S-3 of Pioneer Power Solutions, Inc. of our report dated March 14, 2014 relating to our audits of the consolidated financial statements of Pioneer Power Solutions, Inc. as of and for the years ended December 31, 2013 and 2012 appearing in this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

Yours very truly,

Richter LLP (Signed) (1)

Montreal, Canada
April 25, 2014

1 CPA auditor, CA, public accountancy permit No. A106063

T. 514.934.3400 Richter LLP 1981 McGill College Mtl (Qc) H3A 0G6 www.richter.ca Montréal, Toronto